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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20459

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
COMPUCREDIT CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 11, 2002

Dear Shareholder:

        On behalf of the Board of Directors, I cordially invite you to attend the 2002 Annual Meeting of Shareholders of CompuCredit Corporation, which will be held at the Crowne Plaza Ravinia Hotel, 4355 Ashford Dunwoody Road, Atlanta, Georgia, on Thursday, May 9, 2002, commencing at 10:00 a.m., eastern standard time. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

        Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please complete, sign and date the accompanying proxy and promptly return it in the enclosed prepaid envelope prior to the meeting so that your shares may be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

Sincerely yours,

David G. Hanna Chief Executive Officer

COMPUCREDIT CORPORATION
245 Perimeter Center Parkway, Suite 600
Atlanta, Georgia 30346

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 9, 2002

        Notice is hereby given that the Annual Meeting of Shareholders of CompuCredit Corporation, a Georgia corporation ("CompuCredit"), will be held on Thursday, May 9, 2002, at 10:00 a.m., eastern standard time, at the Crowne Plaza Ravinia Hotel, 4355 Ashford Dunwoody Road, Atlanta, Georgia for the following purposes:

  1.
  To elect nine directors for terms expiring at the 2003 annual meeting of shareholders;

  2.
  To approve the removal of conversion limitations on the Series A Preferred Stock and the Series B Preferred Stock; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on March 19, 2002, as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A list of such shareholders will be maintained at CompuCredit's headquarters during the ten-day period prior to the date of the Annual Meeting and will be available for inspection by shareholders for any purpose germane to the meeting during ordinary business hours. Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope.

By Order of the Board of Directors,

Rohit H. Kirpalani Secretary

Atlanta, Georgia
April 11, 2002

IMPORTANT

        Whether or not you expect to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the envelope provided. In the event you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

COMPUCREDIT CORPORATION
245 Perimeter Center Parkway, Suite 600
Atlanta, Georgia 30346
(770) 206-6200

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 9, 2002

GENERAL INFORMATION

        The Board of Directors (the "Board of Directors") of CompuCredit Corporation, a Georgia corporation ("CompuCredit"), is furnishing this Proxy Statement to the holders of its Common Stock, Series A Preferred Stock and Series B Preferred Stock, in connection with its solicitation of proxies for use at the Annual Meeting of Shareholders to be held at the Crowne Plaza Ravinia Hotel, 4355 Ashford Dunwoody Road, Atlanta, Georgia, at 10:00 a.m., eastern standard time, on Thursday, May 9, 2002, and at any and all adjournments thereof.

        A proxy delivered pursuant to this solicitation is revocable at the option of the person giving it at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Secretary of CompuCredit prior to the Annual Meeting, or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder's directions if the proxy is duly executed and returned prior to the Annual Meeting. If no directions are specified, the shares will be voted "FOR" the election of the director nominees recommended by the Board of Directors, "FOR" the removal of conversion limitations on the Series A Preferred Stock and the Series B Preferred Stock, and in accordance with the discretion of the named proxies on other matters brought before the Annual Meeting.

        CompuCredit will bear the expense of preparing, printing and mailing this Proxy Statement and soliciting the proxies it is seeking. In addition to the use of the mails, proxies may be solicited by officers, directors and employees of CompuCredit, in person or by telephone, telegraph, e-mail or facsimile transmission. CompuCredit also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the underlying shares as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy will help to avoid additional expense.

        This Proxy Statement and the enclosed proxy are first being mailed to shareholders on or about April 11, 2002. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission (the "SEC"), is being mailed with this Proxy Statement.

Voting Rights

        CompuCredit has three classes of voting securities outstanding: Common Stock, Series A Preferred Stock and Series B Preferred Stock.

  Common Stock

        Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to the CompuCredit shareholders, other than the election of the director to be elected by the holders of the Series A Preferred Stock (the "Series A Director") and votes relating to Material Corporate Transactions (as defined below) unless they otherwise are entitled to vote on such matters. The holders of Common Stock, except as discussed below, vote as a single class with the holders of the Series A Preferred Stock and the Series B Preferred Stock.

  Series A Preferred Stock

        In general, each outstanding share of Series A Preferred Stock entitles the holder to that number of votes equal to the number of shares of Common Stock into which the holder's shares of Series A Preferred Stock could be converted at the time of the vote, subject (solely for purposes of determining the number of votes) to a floor on the conversion price of $9.01 per share. As of the close of business on March 19, 2002, which has been fixed as the record date (the "Record Date") for the determination of shareholders of CompuCredit entitled to notice of and to vote at the 2002 Annual Meeting, the conversion price was $9.14, entitling each share to approximately 109.41 votes.

        The holders of the Series A Preferred Stock are entitled to elect one Series A Director to serve on the Board of Directors so long as either (i) J.P. Morgan Corsair II Capital Partners, L.P. and J.P. Morgan Capital, L.P. (the "Corsair Partners") hold 20% of the shares of Series A Preferred Stock originally issued to them in December 2001 or (ii) the Corsair Partners beneficially own 5% or more of the total outstanding Common Stock. As of the Record Date, both conditions were met. The Series A Director is elected by the affirmative vote of a plurality of the total number of shares of Series A Preferred Stock. At the Annual Meeting, the holders of Series A Preferred Stock are expected to vote their respective shares of Series A Preferred Stock to elect Nicholas B. Paumgarten as the Series A Director.

  Series B Preferred Stock

        In general, each outstanding share of Series B Preferred Stock entitles the holder to that number of votes equal to the number of shares of Common Stock into which the holder's shares of Series B Preferred Stock could be converted at the time of the vote, subject (solely for purposes of determining the number of votes) to a floor on the conversion price of $9.01 per share. As of the Record Date the conversion price was $9.14, entitling each share to approximately 109.41 votes.

  Material Corporate Transactions

        The affirmative vote of a majority of the holders of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, each voting as a separate class, is required before CompuCredit can engage in certain transactions ("Material Corporate Transactions"). Material Corporate Transactions generally include (i) any amendment to the charter or by-laws of CompuCredit that would materially and adversely affect the relative rights of the holders of Series A Preferred Stock and Series B Preferred Stock (other than in connection with a change of control as contemplated by the terms of the Series A Preferred Stock and Series B Preferred Stock); (ii) the issuance of any additional preferred or capital stock that is senior to or on parity with the Series A Preferred Stock and Series B Preferred Stock, provided that CompuCredit may issue up to $10,000,000 worth of securities that are on parity with the Series A Preferred Stock and Series B Preferred Stock without the approval of the holders of Series A Preferred Stock and Series B Preferred Stock; (iii) engaging in a merger, sale of assets or other similar corporate transaction that has a material adverse effect on the holders of Series A Preferred Stock and Series B Preferred Stock (other than in connection with a change of control as contemplated by the terms of the Series A Preferred Stock and Series B Preferred Stock); or (iv) the redemption for cash of any securities that are on parity with or junior to the Series A Preferred Stock and Series B Preferred Stock. The vote of the holders of Series A Preferred Stock and Series B Preferred Stock in connection with a Material Corporate Transaction described above is subject to various conditions and exceptions described more fully in the rights, preferences and terms of the Series A Preferred Stock and Series B Preferred Stock contained in CompuCredit's Current Report on Form 8-K filed with the SEC on December 28, 2001.

Quorum and Voting Requirements

        The close of business on March 19, 2002 has been fixed as the Record Date for the determination of shareholders of CompuCredit entitled to notice of and to vote at the 2002 Annual Meeting. Only shareholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock is entitled to one vote and each share of Series A Preferred Stock and Series B Preferred Stock is entitled to the number of votes that is equal to the number of shares of Common Stock into which such share was convertible as of the Record Date. On the Record Date, CompuCredit had outstanding 46,559,165 shares of its Common Stock, 30,000 shares of Series A Preferred Stock (which were convertible into 3,282,276 shares of Common Stock as of the Record Date) and 10,000 shares of Series B Preferred Stock (which were convertible into 1,094,092 shares of Common Stock as of the Record Date).

        For each proposal to be considered at the Annual Meeting, the holders of a majority of the number of votes entitled to vote on such matter at the meeting, present in person or by proxy, will constitute a quorum. Abstentions will be treated as present for purposes of determining a quorum. "Broker non-votes" will not be entitled to vote at the meeting and, therefore, will not be counted as present for quorum purposes. "Broker non-votes" are votes that brokers holding shares of record for their customers (i.e., in "street name") are not permitted to cast under applicable stock exchange regulations because the brokers have not received instructions (or have received incomplete instructions) from their customers as to certain proposals and as to which the brokers have advised CompuCredit that they lack voting authority.

        With regard to Proposal One (Election of Directors) votes may be cast for the nominees or may be withheld. The election of directors requires a plurality of the votes cast on Proposal One. Votes that are withheld, abstentions and broker non-votes will have no effect on the outcome of Proposal One.

        With regard to Proposal Two (Removal of Conversion Limitations on the Series A Preferred Stock and the Series B Preferred Stock), votes may be cast for or against each of the proposals, or shareholders may abstain from voting on the Proposal. The approval of Proposal Two requires the affirmative vote of a majority of the votes cast on the matter. Under National Association of Securities Dealers rules, only holders of Common Stock can vote on Proposal Two. Votes that are withheld, abstentions and broker non-votes will have no effect on the outcome of Proposal Two.

PROPOSAL ONE:
ELECTION OF DIRECTORS

        Action will be taken at the Annual Meeting for the election of nine directors, to be elected by the holders of the Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting as a single class. In addition to voting on the nine directors to be elected at the Annual Meeting, the holders of the Series A Preferred Stock are entitled to separately elect one Series A Director to serve on the Board of Directors. Each director elected at the Annual Meeting, including the Series A Director, will serve until the 2003 Annual Meeting and until his or her successor is elected and qualified. Proxies can only be voted for nine nominees.

        The Board of Directors has no reason to believe that any of the nominees for director will not be available to stand for election as director. However, if some unexpected occurrence should require the substitution by the Board of Directors of some other person or persons for any one or more of the nominees, the proxies may be voted in accordance with the discretion of the named proxies "FOR" such substitute nominees.

        The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of CompuCredit of the nominees for election as directors are set forth below.

  Series A Director

        At the Annual Meeting, the holders of Series A Preferred Stock are expected to re-elect Nicholas B. Paumgarten to serve as the Series A Director.

        Nicholas B. Paumgarten, Age 56. Mr. Paumgarten was appointed to the Board of Directors by the holders of the Series A Preferred Stock on December 19, 2001, upon the issuance of the Series A Preferred Stock. Mr. Paumgarten is a Managing Director of J.P. Morgan Chase & Co. Since he joined Morgan in 1992, he has headed the Financial Institutions Group and the Mergers and Acquisitions Group for the Americas. Mr. Paumgarten is also chairman of J.P. Morgan Corsair II Capital Partners L.P., a $1 billion investment partnership, and has been the chairman of previous Corsair investment partnerships. Mr. Paumgarten received a BA in history from the University of Pennsylvania in 1967 and an MBA from Columbia University in 1971. Mr. Paumgarten is also a director of The E.W. Scripps Company.

  Nominees for Director

        David G. Hanna, Age 37, Chairman of the Board. Mr. Hanna has been the Chief Executive Officer of CompuCredit since its inception in 1996 and has been the Chairman of the Board since the Company's initial public offering in April 1999. Mr. Hanna was the sole director of CompuCredit from the time of CompuCredit's merger into a corporation in August 1997 and had been the President of CompuCredit from its inception in 1996 until October 2000. Mr. Hanna has been in the credit industry for over twelve years. Since 1992, Mr. Hanna has served as President and a director of HBR Capital, Ltd., an investment management company. In 1989, prior to forming CompuCredit, Mr. Hanna co-founded and served as President of Account Portfolios, a purchaser and manager of portfolios of non-performing loans and accounts receivable. Until Account Portfolios was sold in 1995, it used proprietary scoring models to analyze portfolio acquisitions as well as the portfolios that Account Portfolios had purchased. From 1988 to 1992, Mr. Hanna was President of the Government Division of Nationwide Credit, where he managed and directed division operations, planning, strategy and sales, including collection performance, adherence to contractual requirements and government marketing. He served as Commercial Loan Officer at Citizens & Southern National Bank prior to joining Nationwide Credit. Mr. Hanna has a BBA in Finance from the University of Georgia. Mr. Hanna is the brother of Frank J. Hanna, III, who is a director.

        Peter L. Briger, Jr., Age 38. Mr. Briger became a director in May 2001 when he was appointed to fill a vacancy created when the Board increased its size to nine members. In March of 2001, Mr. Briger retired from Goldman, Sachs & Co. where he had been employed since 1986. Mr. Briger was elected General Partner of Goldman, Sachs in 1996 and from 1998 - 2000, served as the Founding Managing Director and co-head of Goldman's Asian Special Situations Group. Since July of 2001, Mr. Briger has been a consultant to the International Finance Corporation. Mr. Briger earned a B.A. in history from Princeton University and an MBA from the Wharton School of the University of Pennsylvania.

        Richard W. Gilbert, Age 48. Mr. Gilbert has been the Chief Operating Officer of CompuCredit since its inception in 1996, was named Vice Chairman of CompuCredit in October, 2000, and became a director upon consummation of the Company's initial public offering in April 1999. Mr. Gilbert has over 23 years' experience in the consumer credit industry. From 1995 until 1997, Mr. Gilbert was employed by HBR Capital, an investment management company, as Chief Operating Officer of The American Education Fund, L.P. From 1990 until 1995, he was employed by Equifax, initially as Chief Operating Officer of its collection division and subsequently as General Manager of Strategic Client Services. From 1979 until Nationwide Credit was sold in 1990, Mr. Gilbert served in various positions with Nationwide Credit, including as Vice President of Operations, Vice President of Development and Vice President of Marketing and as President of Financial Health Services, a division of Nationwide

Credit. Mr. Gilbert earned his JD degree, cum laude, from John Marshall Law School and completed his undergraduate work at Berry College. He is a member of the Georgia Bar Association.

        Frank J. Hanna, III, Age 40. Mr. Hanna became a director upon consummation of our initial public offering in April 1999. Since 1992, Mr. Hanna has served as Chief Executive Officer of HBR Capital, an investment management company. In 1989, Mr. Hanna co-founded and served as Chief Executive Officer of Account Portfolios, a purchaser and manager of portfolios of non-performing loans and accounts receivable. From 1988 to 1990, Mr. Hanna was Group Vice President, Finance and Administration for Nationwide Credit. Prior to joining Nationwide Credit, Mr. Hanna practiced corporate law in Atlanta. Mr. Hanna earned his JD degree, cum laude, and a BBA in Finance as a first honor graduate from the University of Georgia. Mr. Hanna is the brother of David G. Hanna, the Chief Executive Officer and Chairman of the Board of CompuCredit.

        Richard R. House, Jr., Age 38. Mr. House was named President of CompuCredit in October 2000 and became a director in May 2001 when he was appointed to fill a vacancy created when the Board increased its size to nine members. Mr. House served as Chief Credit Officer from the time he joined CompuCredit in April 1997 until being named President. Mr. House has over 15 years' experience in the consumer credit industry. From 1993 until 1997, Mr. House managed and directed Equifax's Decision Solutions division and Equifax's quantitative analysis and modeling group. Prior to joining Equifax in 1991, he was employed by the JC Penney Company, where he held various positions in credit operations and credit policy. Mr. House earned a BA in Economics from the Georgia Institute of Technology and an MA in Economics from Southern Methodist University.

        Richard E. Huddleston, Age 58. Mr. Huddleston became a director upon consummation of our initial public offering in April 1999. Since May 2000, Mr. Huddleston has served as Senior Vice President of Operations for Risk Management Alternatives, Inc. From October 1997 to May 2000, he worked as an independent consultant. From December 1989 to April 1997, Mr. Huddleston served as Executive Vice President and director of Prudential Bank and Trust and as Vice President and director of Prudential Savings Bank and remained with such companies until October 1997. Mr. Huddleston graduated from the University of Virginia McIntire School of Commerce and Retail Banking in 1978.

        Gail Coutcher-Hughes, Age 52. Ms. Coutcher-Hughes became a director upon consummation of the Company's initial public offering in April 1999. Ms. Coutcher-Hughes co-founded in February 1996 and serves as President of the Hughes Group, Ltd., an executive search firm. From 1980 to January 1996, Ms. Coutcher-Hughes was employed by Source Finance, a national placement firm specializing in the placement of financial and accounting professionals, where she served as Managing Partner of its Atlanta office. Ms. Coutcher-Hughes began her career with the audit staff of Coopers and Lybrand where she was promoted to manager. Ms. Coutcher-Hughes graduated from the University of Georgia with a BBA in Accounting and is a licensed Certified Public Accountant in the State of Georgia.

        Mack F. Mattingly, Age 71. Senator Mattingly became a director upon consummation of the Company's initial public offering in April 1999. Senator Mattingly is currently a self-employed entrepreneur, speaker and author. From 1992 until March 1993, he served as United States Ambassador to the Republic of Seychelles. From 1987 to 1990, Senator Mattingly served as the Assistant Secretary General for Defense Support at NATO Headquarters in Belgium. In 1981, he was elected to the United States Senate from the State of Georgia, where he served until 1987.

        Thomas G. Rosencrants, Age 52. Mr. Rosencrants became a director in June 1999. Since 1997, Mr. Rosencrants has been the Chairman and Chief Executive Officer of Greystone Capital Group, LLC, the general partner of Greystone Capital Partners I, L.P. From 1991 to 1997, he served at the Robinson-Humphrey Company, which at that time was a division of Salomon Smith Barney, as Senior Vice President and head of the Insurance Research Group. Mr. Rosencrants is a Chartered Financial Analyst who earned a BA degree from the University of Dayton and an MBA, with honors, from Roosevelt University in Chicago.

        If a shareholder does not specify a choice on the proxy and the power to vote the shareholder's shares is not withheld, the shares represented by that proxy will be voted "FOR" each of the nominees for election to the Board of Directors.

The Board of Directors recommends a vote "FOR"
the nominees listed in Proposal One for election to the Board of Directors.

PROPOSAL TWO:
REMOVAL OF CONVERSION LIMITATIONS ON THE SERIES A PREFERRED STOCK AND THE SERIES B PREFERRED STOCK

        Our Common Stock is traded on the Nasdaq National Market System. The rules of the National Association of Securities Dealers, Inc. (the "Nasdaq Rules") require that companies whose securities are traded on the Nasdaq National Market System obtain shareholder approval prior to the issuance of securities under certain circumstances.

        One such rule limits the amount of common stock (or securities convertible into common stock) that can be issued without shareholder approval at a price lower than the greater of book or market value to 20% of the number of shares of common stock outstanding at the time of the issuance. Although the Series A Preferred Stock and Series B Preferred Stock currently are together convertible into only 9.4% of CompuCredit's Common Stock outstanding as of the time of the issuance, the terms for both series contain anti-dilution provisions that could operate to increase the number of shares into which they are convertible into to in excess of 20%. The National Association of Securities Dealers takes the position that an issuance of securities convertible into in excess of 20% of the outstanding shares of Common Stock is tantamount to the issuance of those shares and therefore requires shareholder approval. As a result, the terms of the Series A Preferred Stock and Series B Preferred Stock prohibit CompuCredit from taking any action that would result in the conversion price being reduced to a level that would entitle the holders of the Series A Preferred Stock and Series B Preferred Stock to convert their shares into more than 20% of the outstanding shares of Common Stock (as of the date of original issuance) until shareholder approval is obtained. Based upon the number of shares of Series A Preferred Stock and Series B Preferred Stock originally issued (i.e., without regard to future unpaid dividends that will increase the number of shares of Common Stock received upon conversion), the conversion price that would result in the Preferred Stock holders receiving 20% of the Common Stock outstanding as of the time of the issuance would be $3.22 with respect to the Series A Preferred Stock and $1.07 with respect to the Series B Preferred Stock (and $4.29 if viewed on a combined basis), as compared to the initial (and current) conversion price of $9.14. As of the Record Date, the closing price for CompuCredit's Common Stock was $6.20 per share. In the event that CompuCredit determines that it is desirable to issue additional Common Stock or securities convertible into, or exercisable to purchase, Common Stock, at or near the then prevailing market prices, the prohibitions, unless the approval being sought is granted, could prevent such issuances of securities although the Company notes that those issuances would have to be at a price substantially below the current market price.

        We are seeking shareholder approval for CompuCredit to take actions in the future that would result in an adjustment to the conversion price for the Series A Preferred Stock and Series B Preferred Stock that, in turn, would result in the issuance of more than 20% of the Common Stock outstanding at the time the Preferred Stock originally was issued. In effect, the approval now being sought only authorizes adjustments in the conversion price of the Series A Preferred Stock and Series B Preferred Stock that would result in the Preferred Stock holders being able to acquire in excess of 20% of CompuCredit's outstanding Common Stock. To the extent that those actions otherwise would require shareholder approval—e.g., the issuance of more than 20% of CompuCredit's stock at a price below the greater of book or market value—the approval now being sought will not be a substitute for such other approval. Pursuant to the terms of a Shareholders Agreement entered into in connection with the sale of the Preferred Stock, we have agreed to seek this approval. In the Shareholders Agreement, the Corsair Partners, David G. Hanna, Frank J. Hanna, III, and certain other shareholders, agreed to vote all shares of Common Stock they are entitled to vote "FOR" this proposal.

        The terms of the Series A Preferred Stock and Series B Preferred Stock are complex and only briefly summarized in this Proxy Statement. If you would like to read the actual terms of the Series A Preferred Stock and Series B Preferred Stock, they are contained in CompuCredit's Current Report on Form 8-K filed with the SEC on December 28, 2001.

The Board of Directors recommends a vote "FOR"
the removal of conversion limitations on the Series A Preferred Stock and
Series B Preferred Stock

OTHER MATTERS

        The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.

ADDITIONAL INFORMATION

Executive Officers of CompuCredit

        The executive officers of CompuCredit are elected annually and serve at the pleasure of the Board of Directors. The following sets forth certain information with respect to the executive officers of CompuCredit.

David G. Hanna	37	Chief Executive Officer and Chairman of the Board
Richard W. Gilbert	48	Vice Chairman, Chief Operating Officer and Director
Richard R. House, Jr.	38	President and Director
Ashley L. Johnson	33	Chief Financial Officer

        David G. Hanna, Chief Executive Officer and Chairman of the Board. Mr. Hanna has been the Chief Executive Officer of CompuCredit since its inception in 1996 and has been the Chairman of the Board since our initial public offering in April 1999. Mr. Hanna was the sole director of CompuCredit from the time of CompuCredit's merger into a corporation in August 1997 and had been the President of CompuCredit from its inception in 1996 until October 2000. For biographical information concerning Mr. Hanna, see "Proposal One: Election of Directors."

        Richard W. Gilbert, Vice Chairman, Chief Operating Officer and Director. Mr. Gilbert has been the Chief Operating Officer of CompuCredit since its inception in 1996, became a director upon consummation of our initial public offering in April 1999, and was named Vice Chairman of CompuCredit in October 2000. For biographical information concerning Mr. Gilbert, see "Proposal One: Election of Directors."

        Richard R. House, Jr., President. Mr. House was named President of CompuCredit in October 2000 and served as Chief Credit Officer from the time he joined CompuCredit in April 1997 until January 2001, and has been nominated this year to serve as a director. For biographical information concerning Mr. House, see "Proposal One: Election of Directors."

        Ashley L. Johnson, Chief Financial Officer. Ms. Johnson was named Chief Financial Officer in January 2001 and has over seven years of experience in the credit industry. From June 1999 until January 2001, Ms. Johnson served as Treasurer of CompuCredit and from CompuCredit's inception in 1996 until July 2000, she served as the Controller of CompuCredit. From May 1993 to January 2001, Ms. Johnson also served as Controller of HBR Capital, an investment management company. From 1993 until its sale in 1995, Ms. Johnson was the Controller for Account Portfolios, a purchaser and manager of portfolios of non-performing loans and accounts receivable. Prior to joining Account Portfolios, Ms. Johnson was a senior accountant at Deloitte & Touche from 1989 to 1993. Ms. Johnson graduated magna cum laude from Clemson University with a BS in Accounting and is a licensed Certified Public Accountant in the State of Georgia.

Committees and Meetings of the Board of Directors

        The following discussion of meetings of the Board of Directors and the Board's committees includes meetings held during CompuCredit's fiscal year ended December 31, 2001.

        During the fiscal year ended December 31, 2001, the Board of Directors of CompuCredit met five (5) times. No member of the Board of Directors attended fewer than 75% of the total number of meetings held by the Board of Directors and the committees on which such director served during that period.

        CompuCredit's Board of Directors currently has three committees: an Audit Committee, a Compensation Committee and a Finance Committee. The principal functions of these committees and the names of the directors currently serving as members of such committees are set forth below.

        Audit Committee.    The Audit Committee, among other things, makes recommendations to the Board of Directors concerning the engagement of independent public accountants, monitors and reviews the quality and activities of CompuCredit's internal audit function and those of its independent auditors, and monitors the adequacy of CompuCredit's operating and internal controls as reported by management and the independent or internal auditors. The Audit Committee met six (6) times during the fiscal year ended December 31, 2001. The current members of the Audit Committee are Thomas G. Rosencrants, Richard E. Huddleston and Gail Coutcher-Hughes.

        Compensation Committee.    The Compensation Committee, among other things, reviews salaries, benefits and other compensation of directors, officers and other employees of CompuCredit and makes recommendations to the Board of Directors concerning such matters. The current members of the Compensation Committee are Thomas G. Rosencrants, Richard E. Huddleston and Mack F. Mattingly. The Compensation Committee met four (4) times during the fiscal year ended December 31, 2001.

        Finance Committee.    The Finance Committee was established in order to more efficiently obtain the advice of a cross-section of CompuCredit's directors with respect to the financing alternatives available to CompuCredit. The current members of the Finance Committee are Thomas G. Rosencrants and Richard E. Huddleston. The Finance Committee met four (4) times during the fiscal year ended December 31, 2001.

Auditors

        We used Ernst & Young LLP, independent auditors, as our principal accounting firm through the completion of the audit for the year ended December 31, 2001. A representative of Ernst & Young is not expected to be present at the meeting. However, should a representative from Ernst & Young decide to attend the meeting, then the representative would have an opportunity to make a statement if he desired to do so and he would be available to respond to appropriate questions. Approval of our accounting firm is not a matter required to be submitted to the shareholders.

        On March 12, 2002, Ernst & Young advised CompuCredit's audit committee that, following completion of its audit of CompuCredit's financial statements as of, and for the year ended, December 31, 2001, it would resign as CompuCredit's independent auditors. Upon completion of the audit and the filing of the financial statements on April 1, 2002, Ernst & Young has resigned. Ernst & Young's reports on CompuCredit's financial statements for the years ended December 31, 2001, 2000 and 1999 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

        During the fiscal years ended December 31, 2000 and 2001, and the subsequent interim period ended March 20, 2002, there have not been any disagreements between CompuCredit and Ernst & Young on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreements in connection with its reports, except as follows:

          (A) CompuCredit generally finances its credit card receivables through securitizations. In the fourth quarter of 2001, CompuCredit sold two subordinate interests in its securitizations for net proceeds of approximately $26 million. The aggregate "face" amount of these two interests was approximately $36 million. CompuCredit expected to amortize the discount as interest expense over the remaining life of the securitizations. During its audit of 2001, Ernst & Young indicated that CompuCredit should record the discount as a loss upon the sale of the interests in accordance with FASB Statement No. 140. Based upon its review of applicable accounting literature, a complete review of the facts and circumstances surrounding the transactions, and extensive discussions with Ernst & Young, CompuCredit agreed with the accounting treatment proposed by Ernst & Young, and CompuCredit's 2001 financial statements reflect that treatment.

          (B) During its audit of 2001, Ernst & Young advised CompuCredit that the sale during the fourth quarter of 2001 of the two subordinated interests at a discount required CompuCredit to adjust the market interest rate utilized by CompuCredit to value all of its retained interests in the securitizations as of December 31, 2001. Based upon its review of applicable accounting literature, a complete review of the facts and circumstances surrounding the transactions, and extensive discussions with Ernst & Young, CompuCredit agreed that the discount rate utilized to value the retained interests should be changed.

        With respect to both of these matters, CompuCredit's audit committee discussed the underlying substantive issues with Ernst & Young and Ernst & Young has been authorized to respond fully to inquiries of any successor auditor concerning these matters.

        CompuCredit has commenced the process of retaining new independent auditors. That process is not yet complete.

REPORT OF AUDIT COMMITTEE

        Notwithstanding anything to the contrary set forth in any of CompuCredit's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

        The Audit Committee of the Board of Directors is composed of three directors and operates under a written charter adopted by the Board of Directors. The members of the Committee meet the independence requirements of Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards.

        Management is responsible for CompuCredit's internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of CompuCredit's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes and to report its findings to the Board of Directors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is "independent" under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee's members in business, financial and accounting matters.

        In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that CompuCredit's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        CompuCredit's independent auditors also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm's independence.

        Based upon the Audit Committee's discussions with management and the independent auditors and the Audit Committee's review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in CompuCredit's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC.

        Audit Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of CompuCredit's annual financial statements for fiscal year 2001 and the review of the financial statements included in CompuCredit's Form-10-Q for such fiscal year were $356,000.

        Financial Information Systems Design and Implementation Fees.    There were no fees billed by Ernst & Young LLP for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X for fiscal year 2001.

        All Other Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered other than as stated under the captions Audit Fees and Financial Information Systems Design and Implementation Fees above were $452,000. These include fees paid in connection with accounting guidance, private placements, business integration analysis, tax services, and agreed upon procedures as required by our securitization investors and trustee. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of Ernst & Young LLP.

        The foregoing has been furnished by the Audit Committee of CompuCredit's Board of Directors.

Thomas G. Rosencrants, Chairman
Richard E. Huddleston
Gail Coutcher-Hughes

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

        Notwithstanding anything to the contrary set forth in any of CompuCredit's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filings.

        The Compensation Committee establishes and regularly reviews executive compensation levels and policies. The following is the Compensation Committee's report to the shareholders of CompuCredit with respect to the compensation of CompuCredit's executive officers and the resulting actions taken by CompuCredit for the fiscal year ended December 31, 2001.

Compensation Philosophy

        CompuCredit's approach to compensation of its executive officers is different from the approach of most public corporations. CompuCredit believes that the significant security holdings of its executive officers serves as the most effective incentive for their performance and their commitment to increasing shareholder value. Compensation for executives is based on the principles that compensation must (a) provide a strong incentive for executives to achieve CompuCredit's goals, (b) reward executives with direct ownership in CompuCredit and align their interests with shareholder interests to build shareholder value, and (c) attract and retain key executives critical to CompuCredit's long-term success.

Elements of Executive Compensation

        CompuCredit believes that executive compensation should be competitive with other companies in the financial services sector and other credit card companies. In order to align the competitiveness of CompuCredit's total compensation package and achieve the appropriate compensation mix, the Compensation Committee made certain adjustments to short-term and long-term incentive elements of compensation in the last year.

        The Compensation Committee considers several factors in determining the annual salary of each of the executive officers. Factors considered by the Compensation Committee are typically subjective, such as its evaluation of each executive officer's performance, its assessment of the executive officer's value to the organization and any planned change in functional responsibilities of the executive officer.

        In addition to annual cash compensation, the Compensation Committee awarded stock options in 2001 to one (1) of its executive officers. The Compensation Committee believes that option grants align executive salaries with the creation of shareholder value because the executive will only benefit if CompuCredit's Common Stock price increases above the option exercise price. Options are generally subject to vesting schedules and require that the executive remain employed by CompuCredit until the time of vesting. These options are intended to motivate executives to improve the long-term performance of CompuCredit's Common Stock. In establishing guidelines for the size of stock option awards, the Compensation Committee considers the level of responsibility of the executive officer, the achievement of his or her plan objectives and his or her ability to implement key strategies.

Compensation of the Chief Executive Officer

        Consistent with CompuCredit's compensation philosophy, Mr. Hanna's security holdings represents the predominant portion of his total compensation package. Mr. Hanna received an annual salary of $50,000 for the year ended December 31, 2001, which is equal to his annual salary for the year ended December 31, 2000.

Deductibility of Compensation Expenses

        Section 162(m) of the Internal Revenue Code of 1986 generally limits the tax deductibility by CompuCredit for compensation paid to the chief executive officer and the four other most highly compensated officers to $1 million per officer per year, unless it qualifies as "performance-based" compensation. To qualify as "performance-based," compensation payments must satisfy certain conditions, including limitations on the discretion of the Compensation Committee in determining the amounts of such compensation. It is CompuCredit's current policy that all compensation paid to its executive officers be deductible under Section 162(m) of the Internal Revenue Code.

Thomas G. Rosencrants, Chairman
Richard E. Huddleston
Mack F. Mattingly

PERFORMANCE GRAPH

        The following graph compares the cumulative total shareholder return on CompuCredit's Common Stock since April 22, 1999 (the time of CompuCredit's initial public offering), with the cumulative return for the Russell 2000 Index and the Nasdaq Financial Stocks Index over the same period, assuming the investment of $100 on April 22, 1999 and reinvestment of all dividends. CompuCredit has not paid dividends since its initial public offering.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

        The following table sets forth information concerning the annual compensation earned by CompuCredit's Chief Executive Officer and CompuCredit's other executive officers whose annual salary and bonus during the 2001 fiscal year exceeded $100,000 (the "Named Executive Officers"). This approach to compensation, combined with the Named Executive Officers' existing stock ownership, is intended to provide an incentive for these individuals to focus on the appreciation of the value of the Common Stock. For each executive officer's existing stock ownership as of a recent date, see "Principal Shareholders."

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)(1)	Securities Underlying Options/SARS
David G. Hanna	2001	$50,000	$—	$750	—
Chief Executive Officer and	2000	50,000	—	750	—
Chairman of the Board	1999	50,000	—	—	—
Richard W. Gilbert	2001	$175,000	$—	$2,625	—
Vice Chairman and Chief	2000	175,000	—	2,625	—
Operating Officer	1999	175,000	—	—	—
Richard R. House, Jr.	2001	$400,000	$—	$2,500	—
President	2000	239,000	—	2,625	700,000	(2)
	1999	200,000	—	—	—
Ashley L. Johnson	2001	$195,000	$—	$2,925	75,000
Chief Financial Officer	2000	140,000	—	2,100	25,000
	1999	82,500	—	—	—

(1)
Reflects CompuCredit's matching contributions to the CompuCredit Corporation 401(k) Plan.

(2)
On February 22, 2002 the Company and Mr. House agreed to terminate these options.

OPTION GRANTS TABLE

        The following table sets forth certain information regarding the grant of stock options during the 2001 fiscal year to Named Executive Officers and the value of such options held by such persons at the end of the 2001 fiscal year.

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5%($)	10%($)
David G. Hanna	—		—	—	—	—	—
Richard W. Gilbert	—		—	—	—	—	—
Richard R. House, Jr.	—		—	—	—	—	—
Ashley L. Johnson	75,000	(2)	11.85%	$8.38	February 1, 2006	$173,164	$383,102

(1)
Based on actual option term and annual compounding. These amounts are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to the rules of the Securities and Exchange Commission. They assume the value of CompuCredit's Common Stock appreciates 5% or 10% each year, compounded annually, for the life of each option. They are not intended to forecast appreciation, if any, of such stock price or to establish a present value of options.

(2)
The options vest in thirds on each of the first three anniversaries of the date of the grant.

        None of the Named Executive Officers exercised any stock options during the fiscal year ended December 31, 2001.

Director Compensation

        Members of the Board of Directors who are not employees of CompuCredit or holders of 5% or more of the Common Stock and who became directors when CompuCredit completed its initial public offering received options to purchase 5,000 shares of Common Stock. During the year ended December 31, 2001, CompuCredit paid non-employee directors who are not holders of 5% or more of its issued and outstanding Common Stock a fee of $2,500 for each board meeting attended, $500 for participation in telephonic board meetings, $500 for each committee meeting attended (provided, such committee meeting was not held on the same day as a board meeting), and at the 2001 Annual Meeting, an option to purchase 2,500 shares of Common Stock. Peter L. Briger, Jr., upon becoming a member of the Board of Directors on May 9, 2001, was also granted an option to purchase 2,500 shares of Common Stock. In addition, all non-employee directors, including the Series A Director, received an option to purchase 5,000 shares of Common Stock on February 22, 2002 and are eligible to participate in the Company's stock option plans. All directors are reimbursed for expenses incurred to attend the meetings of the Board of Directors or committees thereof.

        CompuCredit does not currently provide employee directors with any additional compensation, including grants of stock options, for their service on the Board of Directors, except for reasonable out-of-pocket expenses incurred in connection with their attendance at board meetings.

Named Executive Officer Employment Agreements

        CompuCredit has entered into an Employment Agreement with each of its Named Executive Officers for an initial term of three years, which automatically renews for an indefinite period on an "at will" basis, unless either party gives notice of termination. Each agreement requires the employee to devote substantially all of his or her business efforts toward performing the services delegated to him or her by CompuCredit's Chief Executive Officer and includes provisions protecting the confidentiality of CompuCredit's proprietary information and transferring and assigning to CompuCredit specified work product.

        David G. Hanna.    Pursuant to the Employment Agreement with David G. Hanna dated March 15, 2001, Mr. Hanna shall serve as Chief Executive Officer of CompuCredit and shall be entitled to receive an annual base salary of $50,000. In the event Mr. Hanna's employment is terminated due to his death or disability or for "cause" prior to the end of the initial three-year term of the agreement, Mr. Hanna will be entitled to receive any salary already earned. If Mr. Hanna is terminated without cause, he is entitled to receive his compensation through the initial three-year term. No other severance or other benefits will be paid by CompuCredit to Mr. Hanna upon his termination of employment.

        Richard W. Gilbert.    Pursuant to the Employment Agreement with Richard W. Gilbert dated March 15, 2001, Mr. Gilbert shall serve as Chief Operating Officer of CompuCredit and shall be entitled to receive an annual base salary of $175,000. In the event Mr. Gilbert's employment is terminated due to his death or disability or for "cause" prior to the end of the initial three-year term of the agreement, Mr. Gilbert will be entitled to receive any salary already earned. If Mr. Gilbert is terminated without cause, he is entitled to receive his compensation through the initial three-year term. No other severance or other benefits will be paid by CompuCredit to Mr. Gilbert upon his termination of employment.

        Richard R. House, Jr.    Pursuant to the Amended and Restated Employment Agreement with Richard R. House, Jr. dated October 11, 2000, Mr. House shall serve as President of CompuCredit.

Mr. House is entitled to receive an annual base salary of $400,000 and a performance-based annual bonus as determined by the Board of Directors. In the event Mr. House's employment is terminated due to his death or disability or for "cause" prior to the end of the initial three-year term of the agreement, Mr. House will be entitled to receive any salary already earned and a prorated bonus. If Mr. House is terminated without cause, he is entitled to receive his compensation through the initial three-year term. No other severance or other benefits will be paid by CompuCredit to Mr. House upon his termination of employment.

        Ashley L. Johnson.    Pursuant to the Amended and Restated Employment Agreement with Ashley L. Johnson dated February 2, 2001, Ms. Johnson shall serve as Chief Financial Officer of CompuCredit. Ms. Johnson is entitled to receive an annual base salary of $200,000 and a performance-based annual bonus as determined by the Board of Directors. In the event Ms. Johnson's employment is terminated due to her death or disability or for "cause" prior to the end of the initial three-year term of the agreement, Ms. Johnson will be entitled to receive any salary already earned and a prorated bonus. If Ms. Johnson is terminated without cause, she is entitled to receive her compensation through the initial three-year term. No other severance or other benefits will be paid by CompuCredit to Ms. Johnson upon her termination of employment.

Compensation Committee Interlocks and Insider Participation

        Until October 2000, CompuCredit's Compensation Committee included David G. Hanna, who has served as Chief Executive Officer of CompuCredit since its inception. Mr. Hanna was responsible for determining the compensation of executive officers during fiscal year 1997 and 1998. None of the executive officers of CompuCredit has served on the board of directors or the compensation committee of any entity that had officers who served on CompuCredit's Board of Directors.

RELATED PARTY TRANSACTIONS

        On December 17, 2001 (the "Issuance Date"), CompuCredit issued 30,000 shares of Series A Preferred Stock, in a private placement, for an aggregate purchase price of $30 million. In general, the Series A Preferred Stock has the conversion and voting rights described above and will rank senior to the Common Stock (with respect to dividend, liquidation, dissolution and winding-up rights). Dividends are cumulative and accrue at 10% per annum, but the rate will increase if the shares are still outstanding after five years. The Company can require conversion at any time after three years if the share price of the Common Stock for the immediately preceding 20 trading days is equal or above $18.28. The Company can redeem the shares for cash after 5 years, or upon a change of control, and the holders are entitled to traditional weighted average anti-dilution rights (i.e. for stock splits, the issuance or sale of equity securities, etc.).

        The Series A Preferred Stock was issued to a group of investors that includes J.P. Morgan Corsair II Capital Partners, L.P. and Paladin Capital Partners Fund, L.P. ("Paladin"). J.P. Morgan Corsair II Capital Partners is a holder of greater than 5% of the Company's outstanding Common Stock. CompuCredit issued 4,808 shares of its Series A Preferred Stock to Paladin for an aggregate purchase price of approximately $4.8 million. In addition to the preferred stock investment noted above, during the fourth quarter of 2001 Paladin purchased approximately $27 million of our retained interests in credit card receivables securitized for approximately $20 million. Paladin is an affiliate of an entity controlled by Mr. Frank J. Hanna, Jr., who is the father of our Chairman and Chief Executive Officer, David G. Hanna, and one of our directors, Frank J. Hanna, III. Although Mr. Frank J. Hanna, Jr. was aware of the investment in CompuCredit, he was not assigned any responsibilities to negotiate the details of the investment and recused himself from the vote of the General Partner's Investment Committee approving Paladin's investment in CompuCredit.

        As described earlier in this Proxy Statement under the headings "Voting Rights" and "Proposal One: Election of Directors," the holders of Series A Preferred Stock are expected to vote their respective shares of Series A Preferred Stock to elect Nicholas B. Paumgarten as the Series A Director. Nicholas B. Paumgarten, is the chairman of J.P. Morgan Corsair II Capital Partners, L.P.

        On the Issuance Date, CompuCredit also issued 10,000 shares of Series B Preferred Stock, in a private placement, for an aggregate purchase price of $10 million. The terms of the Series B Preferred Stock are substantially similar to, although slightly less favorable to the holders than, the Series A Preferred Stock. (The less favorable terms generally relate to the fact that under certain circumstances the Series A Preferred Stock can be redeemed for cash while there is no equivalent redemption feature for the Series B Preferred Stock.) The Series B Preferred Stock was issued to entities controlled by David G. Hanna and Frank J. Hanna, III. The Hannas are co-founders and directors of CompuCredit, and David Hanna is CompuCredit's Chairman and Chief Executive Officer.

        The holders of the Series A Preferred Stock, Series B Preferred Stock, certain holders of Common Stock and the Company, entered into a Shareholders Agreement whereby (in addition to the provisions described above) (i) the holders of the Series A Preferred Stock are entitled to participate in a sale or transfer of securities of CompuCredit by Frank J. Hanna, III, David G. Hanna (being the holders of the Series B Preferred Stock), and certain other Common Stock holders that in the aggregate are equal to 25% or more of the outstanding shares of Common Stock, on a fully diluted basis and (ii) the holders of the Preferred Stock are entitled to registration rights, such that their converted shares of Common Stock may be registered by CompuCredit on a registration statement filed with the SEC.

        Under a shareholders agreement that the Company entered into with David G. Hanna, a trust of which David G. Hanna is the sole trustee, Frank J. Hanna, III, a trust of which Frank J. Hanna, III is the sole trustee, Richard R. House, Jr. (the Company's President) and Richard W. Gilbert (the Company's Chief Operating Officer and Vice Chairman) following the Company's initial public offering, (1) if one or more of the shareholders accepts a bona fide offer from a third party to purchase more than 50% of the outstanding Common Stock, each of the other shareholders that are a party to the agreement may elect to sell their shares to the purchaser on the same terms and conditions, and (2) if shareholders that are a party to the agreement owning more than 50% of the Common Stock propose to transfer all of their shares to a third party, then such transferring shareholders may require the other shareholders that are a party to the agreement to sell all of the shares owned by them to the proposed transferee on the same terms and conditions.

        Richard R. House, Jr. and Richard W. Gilbert each indirectly own 13.7% of Visionary Systems, Inc., or VSI, the third party developer of CompuCredit's database management system. During 2001, CompuCredit paid approximately $20.1 million to VSI and its subsidiaries for software development, loan origination, consulting services, intellectual property and two patents. In connection with the purchase of intellectual property, CompuCredit entered into a promissory note of $1.4 million, due in January 2002. This promissory note was paid off in January 2002. During 2001, CompuCredit loaned a subsidiary of VSI $1.0 million for working capital and general corporate purposes. This loan bears interest at the prime rate, is due in January 2005 and approximately $1.0 million was outstanding as of December 31, 2001. During 2000, the Company paid approximately $6.8 million to VSI for software development and consulting services.

        During 2001 the Company began subleasing 7,316 square feet of excess office space to Frank J. Hanna, Jr., for $21.50 per square foot. The sublease rate is the same as the rate that CompuCredit pays on the prime lease. Total rent for 2001 was approximately $26,000. Frank J. Hanna, Jr., is the father of Frank J. Hanna, III, and David G. Hanna, who are co-founders and directors of CompuCredit. David Hanna is also CompuCredit's Chairman and Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of CompuCredit's Common Stock as of February 28, 2002. The information is provided with respect to (1) each person who is known by CompuCredit to own beneficially more than 5% of the outstanding shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock, (2) each director and executive officer of CompuCredit, and (3) all of the directors and executive officers of CompuCredit as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC, which deem a person to beneficially own any shares the person has or shares voting or dispositive power over and any additional shares obtainable within 60 days through the exercise of options, warrants or other purchase rights. Shares of common stock subject to options, warrants or other rights to purchase which are currently exercisable or are exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the persons holding such options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. An asterisk indicates beneficial ownership of less than 1% of the Common Stock outstanding or Preferred Stock outstanding, as applicable.

				Percent of Class
Name	Number of Shares of Common Stock	Number of Shares of Series A Preferred Stock	Number of Shares of Series B Preferred Stock	Common	Preferred A	Preferred B
Bravo Trust One(1)(2)	7,168,957			13.9
Bravo Trust Two(1)(3)	7,168,957			13.9
Peter L. Briger, Jr.(4)	206,500			*
Richard W. Gilbert(1)	2,840,100			5.5
David G. Hanna(1)(5)	14,143,571			27.5
Frank J. Hanna, III(1)(6)	14,143,571			27.5
Richard R. House, Jr	477,900			*
Richard E. Huddleston(7)	19,500			*
Gail Coutcher-Hughes(7)	13,500			*
J.P. Morgan Corsair II Capital Partners, L.P.(8)(10)	3,735,230	19,250		7.3	64.2
J.P. Morgan Capital, L.P.(9)(10)	3,735,230	5,750		7.3	19.2
Ashley L. Johnson(11)	90,500			*
Mack F. Mattingly(7)	13,742			*
Paladin Capital Partners Fund, L.P.(12)	526,039	4,808		1.0	16.0
Winding Creek, L.P.(13)	21,007	192		*	*
Nicholas B. Paumgarten(14)	5,000			*
Rainbow Trust One(1)(2)(15)	547,046		5,000	1.1		50.0
Rainbow Trust Two(1)(3)(16)	547,046		5,000	1.1		50.0
Thomas G. Rosencrants(17)	560,175			1.1
Directors and executive officers as a group (10 persons)	32,514,059			63.2

(1)
The address of the indicated holders is c/o CompuCredit Corporation, 245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346.

(2)
Frank J. Hanna, III serves as sole trustee of the trust, whose beneficiaries are Frank J. Hanna, III and members of Frank J. Hanna, III's immediate family.

(3)
David G. Hanna serves as sole trustee of the trust, whose beneficiaries are David G. Hanna and members of David G. Hanna's immediate family.

(4)
Includes currently exercisable options to purchase 7,500 shares of Common Stock.

(5)
Includes 7,168,957 shares of Common Stock held by Bravo Trust Two. Includes 547,046 shares of Common Stock which are currently issuable upon conversion of the 5,000 shares of Series B Preferred Stock held by Rainbow Trust Two. Includes 323,285 shares of Common Stock held by CompuCredit Management Corp., of which David G. Hanna is a 50% owner.

(6)
Includes 7,168,957 shares of Common Stock held by Bravo Trust One. Includes 547,046 shares of Common Stock which are currently issuable upon conversion of the 5,000 shares of Series B Preferred Stock held by Rainbow Trust One. Includes 323,285 shares of Common Stock held by CompuCredit Management Corp., of which Frank J. Hanna, III is a 50% owner.

(7)
Includes currently exercisable options to purchase 13,500 shares of Common Stock.

(8)
The address of the indicated holder is c/o J.P. Morgan & Co. Incorporated, 277 Park Avenue, 45th Floor, New York, New York 10172.

(9)
The address of the indicated holder is c/o J.P. Morgan & Co. Incorporated, 1211 Avenue of the Americas, 39th Floor, New York, New York 10020.

(10)
J.P. Morgan Corsair II Capital Partners, L.P. ("Corsair") is the beneficial owner of 3,735,230 shares of Common Stock. Corsair directly owns 770,000 shares of Common Stock and 19,250 shares of Series A Preferred Stock, which are currently convertible into 2,106,127 shares of Common Stock. Under a co-investment agreement ("Agreement"), J.P. Morgan Capital, L.P. ("Morgan Capital") co-invests side-by-side 23% of every investment made by Corsair. The Agreement provides that Morgan Capital has the same economic rights and obligations as a limited partner in Corsair. Thus Corsair also has voting and investment power over investments made by Morgan Capital pursuant to the Agreement. Morgan Capital directly owns 230,000 shares of Common Stock and 5,750 shares of Series A Preferred Stock which are currently convertible into 629,103 shares of Common Stock. Thus, Corsair has voting and investment power over 3,735,230 shares of Common Stock and is the beneficial owner therof.

  Morgan Capital is the beneficial owner of 3,735,230 shares of Common Stock. Pursuant to Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, Corsair and Morgan Capital are members of a group and the group is a beneficial owner of shares owned by each group member. Thus Morgan Capital, as a member of the group, is a beneficial owner of 3,735,230 shares of Common Stock of CompuCredit.

(11)
Includes currently exercisable options to purchase 25,000 shares of Common Stock.

(12)
The address of the indicated holder is c/o Paladin Capital Management, LLC, 2001 Pennsylvania Avenue N.W., Washington, D.C. 20006. Includes 526,039 shares of Common Stock which are currently issuable upon conversion of 4,808 shares of Series A Preferred Stock.

(13)
The address of the indicated holder is Two Ravinia Drive, Suite 1650, Atlanta, Georgia 30346. Includes 21,007 shares of Common Stock which are currently issuable upon conversion of 192 shares of Series A Preferred Stock.

(14)
Includes currently exercisable options to purchase 5,000 shares of Common Stock.

(15)
Includes 547,046 shares of Common Stock which are currently issuable upon conversion of the 5,000 shares of Series B Preferred Stock held by Rainbow Trust One.

(16)
Includes 547,046 shares of Common Stock which are currently issuable upon conversion of the 5,000 shares of Series B Preferred Stock held by Rainbow Trust Two.

(17)
Includes 551,675 shares of Common Stock held by Greystone Capital Partners I, L.P. Thomas G. Rosencrants is the chairman and chief executive officer of Greystone Capital Group, LLC, and the general partner of Greystone Capital Partners I, L.P. Mr. Rosencrants has disclaimed beneficial ownership of the shares held by Greystone Capital. Also includes currently exercisable options for Mr. Rosencrants to purchase, in his individual capacity, 8,500 shares of Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires CompuCredit's directors and executive officers, and persons who beneficially own more than 10% of any class of CompuCredit's equity securities, to file with the SEC initial reports ("Form 3") of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of CompuCredit. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish CompuCredit with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to CompuCredit, CompuCredit believes that during the 2001 fiscal year its executive officers, directors and 10% beneficial owners subject to Section 16(a) complied with all applicable filing requirements, except that Nicholas B. Paumgarten, who is deemed not to own any shares of Common Stock, made a late filing of a Form 3 upon becoming a director of CompuCredit.

SHAREHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES

        The 2003 Annual Meeting of Shareholders ("2003 Annual Meeting") is anticipated to be held in May 2003. Under Rule 14a-8 promulgated by the SEC under the Exchange Act, any proposal that a shareholder intends to be presented at the 2003 Annual Meeting via the proxy statement and form of proxy to be distributed by CompuCredit in connection with the 2003 Annual Meeting, must be received by the Secretary of CompuCredit at CompuCredit's principal executive offices, 245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346 prior to December 12, 2002. However, if the 2003 Annual Meeting is held on a date more than 30 days before or after May 9, 2003, shareholder proposals for the 2003 Annual Meeting must be submitted a reasonable time before CompuCredit begins preparing its proxy materials. Shareholder proposals received after this date will be considered untimely under Rule 14a-8.

        A shareholder of CompuCredit must submit a notice of intent ("Notice of Intent") to the Secretary of CompuCredit to make a nomination or to bring any other matter directly before the 2003 Annual Meeting. A Notice of Intent must comply with the applicable requirements set forth in CompuCredit's Amended and Restated By-laws and must be received after December 10, 2002 and prior to January 9, 2003. Any proposal brought directly before the 2003 Annual Meeting via a Notice of Intent will not be included in next year's proxy statement or form of proxy to be distributed by CompuCredit in connection with the 2003 Annual Meeting. In the event that CompuCredit's 2003 Annual Meeting is called for a date that is not within 60 days before or after May 9, 2003 (the anniversary date of the 2002 Annual Meeting), the Notice of Intent must be received not later than the close of business on the tenth day following the earlier of (1) the date on which notice of the annual meeting date was mailed or (2) the date public disclosure of the meeting date was made.

        CompuCredit reserves the right to decline to include in CompuCredit's proxy materials any shareholder's proposal which does not comply with the rules of the SEC for inclusion therein. CompuCredit will furnish copies of the applicable by-law provisions which set forth the requirements for the Notice of Intent upon written request to the Secretary of CompuCredit at the aforementioned address.

          COMPUCREDIT CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2002

          The undersigned hereby revokes all previous proxies, acknowledges receipt of the notice of the 2002 Annual Meeting of Shareholders of CompuCredit Corporation ("CompuCredit") to be held on May 9, 2002 (the "Annual Meeting") and appoints each of David G. Hanna, Richard R. House, Jr. and Rohit H. Kirpalani as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to exercise at the Annual Meeting, and at any adjournments or postponements thereof, all the votes to which the undersigned is entitled by virtue of the undersigned's record ownership of shares of Common Stock, Series A Preferred Stock and/or Series B Preferred Stock of CompuCredit. The exercise of such votes shall be as set forth herein upon all matters referred to on this proxy card and described in the Proxy Statement for the Annual Meeting, and, in such proxy holder's discretion, upon any other matters which may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder, and in the discretion of the proxy holder as to any other matter that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

1.
To elect nine directors for terms expiring at the 2003 Annual Meeting of Shareholders.

  Nominees: David G. Hanna, Peter L. Briger, Jr., Richard W. Gilbert, Frank J. Hanna, III, Richard R. House, Jr., Richard E. Huddleston, Gail Coutcher- Hughes, Mack F. Mattingly and Thomas G. Rosencrants.

FOR ALL NOMINEES ☐	WITHHELD FROM ALL NOMINEES ☐	☐
For all nominees except as noted above
2.
To approve the removal of conversion limitations on the Series A Preferred Stock and the Series B Preferred Stock.

          FOR  ☐ AGAINST  ☐ ABSTAIN  ☐

3.
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be signed on reverse side)

PLEASE MARK, SIGN, DATE AND RETURN YOUR EXECUTED PROXY CARD TO THE
COMPANY PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated:	, 2002
(SEAL)
(SIGNATURE)
(SEAL)
(SIGNATURE)

NOTE: Please sign above exactly as name appears on the Stock Certificate.  If stock is held in the name of two or more persons, all must sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2002
PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2002
GENERAL INFORMATION
PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: REMOVAL OF CONVERSION LIMITATIONS ON THE SERIES A PREFERRED STOCK AND THE SERIES B PREFERRED STOCK
OTHER MATTERS
ADDITIONAL INFORMATION
REPORT OF AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
EXECUTIVE AND DIRECTOR COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS TABLE
RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES
PROXY CARD